Exhibit 23.1

We consent to the inclusion in this Registration Statement on Form S-4 of Poage Bankshares, Inc., as amended, of our report dated December 20, 2013 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Poage Bankshares, Inc. for the year ended September 30, 2013, and to the reference to us under the heading of “Experts” in the prospectus.

/s/Crowe Horwath LLP

Louisville, Kentucky

February 14, 2014